                                                                    EXHIBIT 3.38

                      RESTATED CERTIFICATE OF INCORPORATION
                                       of
                ABRAMSON'S & KIERAN'S ARTHRO-FITNESS CENTER INC.

                Under Section 807 of the Business Corporation Law

         The undersigned, being the holder of all of the shares of issued and outstanding stock of ABRAMSON'S & KIERAN'S ARTHROFITNESS CENTER INC., a corporation organized under the laws of the State of New York (the "Corporation"), pursuant to section 807 of the Business Corporation Law of the State of New York acting through its duly authorized officer does hereby certify that:

                  1. The name of the Corporation is ABRAMSON'S & KIERAN'S ARTHRO-FITNESS CENTER INC.

                  2. The certificate of incorporation of the Corporation was filed by the Department of State on September 16, 1986.

                  3. The certificate of incorporation as now in full force and effect is hereby amended to effect the following amendments and changes authorized by the Business Corporation Law, to wit:

                           (a) To change the name of the Corporation to TSI East 34, Inc.

                           (b) To change the post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him.

                           (c) To increase the aggregate number of shares of stock which the Corporation shall have authority to issue from 200 shares of common stock to 200,000 shares of common stock.

                           (d) To change the par value of the Corporation's authorized capital stock from no par value to a par value of $0.10 (ten cents) per share, including the par value of the 100 currently issued and outstanding shares of common stock without par value.

                           (e)      To reduce the stated capital of the
         corporation from the original amount received upon issuance of the currently outstanding shares to $10.00.

                           (f)      To add provisions relating to
         indemnification and liability of directors and indemnification of others as authorized by the Business Corporation Law.

                           (g) To add provisions regarding control over the corporate by-laws by the shareholders and directors of the Corporation.

         4. The amendment and restatement of the certificate of incorporation of the Corporation was authorized pursuant to Sections 803(a), 708(b) and 615 of the Business Corporation Law by the written consent of the sole director followed by the written consent of the sole-shareholder of the Corporation.

         5. The certificate of incorporation of the Corporation as so changed and amended is hereby restated in full as follows:

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                TSI EAST 34, INC.

           Under the Business Corporation Law of the State of New York

         FIRST: The name of the corporation is TSI East 34, Inc.

         SECOND: The nature of the business to be conducted and the purposes for which the corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York; provided, however, that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

         THIRD: The office of the corporation in the State of New York is to be located in the County of New York.

         FOURTH: The aggregate number of shares of stock which the corporation shall have authority to issue is Two Hundred Thousand (200,000) shares of common stock, par value $0.10 per share.

         FIFTH: The Secretary of State of the State of New York is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:

                           TSI East 34, Inc.
                           c/o Becker, Glynn, Melamed & Muffly
                           299 Park Avenue
                           New York, New York 10171
                           Attn: Richard N. Chassin, Esq.

         SIXTH: The corporation shall be authorized to indemnify any and all of its directors, officers, employees and agents, and any other person or persons, to the fullest extent permitted under the Business Corporation Law of the State of New York.

         SEVENTH: A director of the corporation shall not be liable to the corporation, or to any of its shareholders, for damages for any breach of duty in such capacity arising from an act or omission, unless such act or omission
(i) was in bad faith, (ii) involved intentional misconduct or a knowing violation of law, (iii) resulted in a financial profit or other advantage to which such director was not legally entitled and which he personally gained in fact, or (iv) violated Section 719 of the Business Corporation Law of the State of New York.

         EIGHTH: The by-laws of the corporation may be amended at any meeting of shareholders by vote of the shareholders holding a majority of all of the outstanding stock entitled to vote, present either in person or by proxy, provided notice of the amendment is included in the notice or waiver of notice of such meeting. The board of directors of the corporation may from time to time by the vote of a majority of the directors then in office make, adopt, amend, supplement or repeal by-laws.(including by-laws adopted by the shareholders of the corporation), but the shareholders of the corporation may from time to time specify provisions of the by-laws that may not be amended or repealed by the board of directors of the corporation.

         IN WITNESS WHEREOF, the undersigned has executed this restated certificate of incorporation on behalf of the sole shareholder as of the 12th day of September, 1994 and affirms the statements contained herein as true under the penalties of perjury.

                                            TOWN SPORTS INTERNATIONAL, INC.

                                            By: /s/ Marc Tascher
                                                --------------------------------
                                                Marc Tascher
                                                Chairman and Chief Executive